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                                                           EXHIBIT NO. 99.10(b)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 2-68918 of MFS Series Trust VII, of our report dated January 6, 2000 appearing in the annual report to shareholders for the year ended November 30, 1999 for MFS Capital Opportunities Fund, a series of MFS Series Trust VII, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP



Boston, Massachusetts
March 24, 2000